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                                                                    EXHIBIT 11.1

                              WIRED VENTURES, INC.

           STATEMENT RE: COMPUTATION OF PRO FORMA NET LOSS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            YEAR ENDED         THREE MONTHS ENDED
                                                         DECEMBER 31, 1995       MARCH 31, 1996
                                                         -----------------     ------------------
                                                                                   (UNAUDITED)
Pro forma net loss.....................................       $(6,505)              $ (3,361)
                                                              =======                =======
Weighted average number of preferred shares
  outstanding(1).......................................        28,623                 27,881
Shares and options issued subject to SAB No. 83:
  Preferred stock issuances(1).........................         3,893                  3,893
  Stock option grants(2)...............................         1,846                  1,846
                                                              -------                -------
                                                                5,739                  5,739
                                                              -------                -------
Shares used in computing pro forma net loss per
  share................................................        34,362                 33,620
                                                              =======                =======
Pro forma net loss per share...........................       $ (0.19)              $  (0.10)
                                                              =======                =======

- ---------------
(1) Using if-converted method.

(2) Using treasury-stock method.